UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2026

Onconetix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41294	83-2262816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 620-4101

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ONCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported on a Current Report on Form 8-K filed on May 4, 2026, Onconetix, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”) on April 30, 2026. At the Special Meeting, the Company’s stockholders approved the proposal to grant discretionary authority to the Company’s Board of Directors (the “Board”) to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to effect one or more reverse stock splits of the Company’s issued and outstanding common stock, par value $0.00001 per share (the “Common Stock”), at ratios ranging from one-for-two (1:2) to one-for-ten (1:10), at any time prior to the one-year anniversary of the Special Meeting, with the ratio for each reverse stock split to be determined by the Board, provided that the reverse stock splits effected pursuant to such authorization shall not, in the aggregate, exceed one-for-one hundred (1:100) (the “Reverse Stock Split Proposal”).

Pursuant to the foregoing authorization, the Company previously effected a one-for-ten (1:10) reverse stock split of its Common Stock, effective May 21, 2026.

On October 22, 2026, the Board determined to effect an additional reverse stock split of the Common Stock at a ratio of one-for-ten (1:10) (the “Reverse Stock Split”). Together with the reverse stock split effected on May 21, 2026, the Reverse Stock Split will result in an aggregate reverse stock split ratio of one-for-one hundred (1:100) pursuant to the Reverse Stock Split Proposal.

In connection with the Reverse Stock Split, the Company expects to file a Certificate of Amendment to the Charter with the Secretary of State of the State of Delaware (the “Amendment”) on November 5, 2026. The Reverse Stock Split is expected to become effective in accordance with the terms of the Amendment at 12:01 a.m. Eastern Time on November 6, 2026 (the “Effective Time”). The Common Stock is expected to begin trading on a split-adjusted basis when The Nasdaq Stock Market opens on November 6, 2026, under the existing trading symbol “ONCO” and a new CUSIP number, 68237Q500.

At the Effective Time, every ten (10) shares of the Company’s issued and outstanding Common Stock will automatically be combined into one (1) issued and outstanding share of Common Stock, without any corresponding reduction in the number of authorized shares of Common Stock or any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the Reverse Stock Split. Stockholders holding shares of Common Stock in certificated form will not be required to exchange their existing stock certificates for new stock certificates in connection with the Reverse Stock Split, although they may do so if they wish.

The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment (without interest) equal to such fraction multiplied by the closing sale price per share of the Common Stock on The Nasdaq Capital Market at the close of business on the trading day immediately preceding the Effective Time, as adjusted to give effect to the Reverse Stock Split. The Reverse Stock Split is expected to reduce the number of outstanding shares of Common Stock from approximately 5.9 million shares to approximately 589,000 shares.

Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards, convertible preferred stock and warrants, as applicable, as well as the applicable exercise or conversion prices, in accordance with the terms of such securities. Stockholders with shares in brokerage accounts should direct any questions concerning the Reverse Stock Split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Continental Stock Transfer & Trust Company, at (212) 509-4000.

On October 26, 2026, the Company issued a press release announcing the Reverse Stock Split, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed or furnished, as applicable, with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release, dated October 26, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onconetix, Inc.

October 26, 2026	By:	/s/ David A. White
	Name:	David A. White
	Title:	Chief Executive Officer

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